Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

CYABRA FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Cyabra Strategy Ltd.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cyabra Strategy Ltd. and its subsidiary (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in redeemable convertible preferred shares and capital deficiency, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Somekh Chaikin
Member Firm of KPMG International

We have served as the Company’s auditor since 2022.

Tel Aviv, Israel

March 23, 2026

Cyabra Strategy Ltd. and its subsidiary
Consolidated Balance Sheets as of December 31,
U.S. dollars in thousands (except share data)

	Note	2025	2024
Assets
Current assets
Cash and cash equivalents	3A	294	927
Restricted cash		22	19
Accounts receivable		269	113
Other current assets	3B	152	194
Total current assets		737	1,253

Non-Current Assets
Operating right-of-use asset	19	575	551
Property and equipment, net	4	146	143
Total non-current assets		721	694
Total Assets		1,458	1,947

Liabilities, Redeemable Convertible Preferred Shares and Capital Deficiency
Current liabilities
Trade accounts payable		1,775	1,084
Current maturities of long-term loans	6	5,768	1,175
Operating lease liability	19	380	190
Deferred revenues		2,816	2,423
Employees and related		1,298	983
Other current liabilities	8	570	684
Convertible notes	7	12,869	11,649
Total current liabilities		25,476	18,188

Non-Current Liabilities
Long-term loans	6	—	198
Operating lease liability	19	268	389
Long-term deferred revenues		115	362
Liability for future equity (SAFE)	5	—	1,206
Liability with respect to warrants	6	370	244
Total non-current liabilities		753	2,399
Total liabilities		26,229	20,587

Cyabra Strategy Ltd. and its subsidiary
Consolidated Balance Sheets as of December 31, — (Continued)
U.S. dollars in thousands (except share data)

	Note	2025	2024
Commitments and contingent liabilities	9
Redeemable Convertible Preferred Shares:	10
Redeemable Preferred A and A-1 shares, NIS 0.01 par value: 607,373 shares authorized as of December 31, 2025 and 2024, 515,186 issued and outstanding as of December 31, 2025 and 2024 Aggregate liquidation preference of $7,180 and $6,838 as of December 31, 2025 and 2024, respectively; Redeemable Preferred A-2 and A-3 shares, NIS 0.01 par value: 596,056 shares authorized as of December 31, 2025 and 2024, and 388,739 issued and outstanding as of December 31, 2025 and 2024, respectively Aggregate liquidation preference of $6,554 and $6,242 as of December 31, 2025 and 2024, respectively.
Redeemable Convertible Preferred C and C-1 shares, NIS 0.01 par value: 803,963 shares authorized as of December 31, 2025, and 233,001 issued and outstanding as of December 31, 2025, Aggregate liquidation preference of $3,446 as of December 31, 2025.		15,268	11,780

Capital Deficiency:
Ordinary shares, NIS 0.01 par value: 7,192,608 and 8,796,571 shares authorized as of December 31, 2025 and 2024, respectively, and 836,512 and 651,571 issued and outstanding as of December 31, 2025 and 2024, respectively.		2	2
Additional paid in capital		7,332	4,132
Accumulated deficit		(47,373)	(34,554)
Total capital deficiency		(40,039)	(30,420)
Total liabilities, redeemable convertible preferred shares and capital deficiency		1,458	1,947

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Operations for the year ended December 31,
U.S. dollars in thousands (except per share data)

	Note	2025	2024
Revenues	12	5,707	4,155
Cost of revenues		866	782
Gross profit		4,841	3,373

Operating costs and expenses
Research and development expenses	13	6,894	4,653
Sales and marketing expenses	14	5,696	3,316
General and administrative expenses	15	4,221	4,602
Total operating loss		11,970	9,198

Finance expenses	16	828	6,398
Loss before taxes on income		(12,798)	(15,596)
Taxes on income		21	14
Net loss for the year		(12,819)	(15,610)

Loss per share attributable to ordinary shareholders
Basic and diluted loss per share	20	(18.12)	(21.62)

Weighted average number of ordinary shares outstanding used in computation of basic and diluted loss per share		745,257	748,188

The accompanying notes are an integral part of the consolidated financial statements

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Capital Deficiency

	Redeemable Preferred A, A1,A2,A3 Shares		Ordinary Shares		Additional paid in capital	Accumulated deficit	Total
	Shares	USD thousands	Shares	USD thousands	USD thousands	USD thousands	USD thousands
Balance at December 31, 2023	903,925	11,780	628,801	2	2,553	(18,944)	(16,389)
Share based payments	—	—	—	—	1,551	—	1,551
Exercise of options	—	—	22,770	*	28	—	28
Net loss for the year	—	—	—	—	—	(15,610)	(15,610)
Balance at December 31, 2024	903,925	11,780	651,571	2	4,132	(34,554)	(30,420)

Issuance of preferred shares C, net	165,633	2,431	—	—	—	—	—
Conversion of SAFE to preferred shares C-1	67,368	1,057	—	—	—	—	—
Issuance of shares	—	—	9,892	*	—	—	—
Equity instrument issued with debt	—	—	—	—	173	—	173
Share based payments	—	—	—	—	3,024	—	3,024
Exercise of options	—	—	175,049	*	3	—	3
Net loss for the year	—	—	—	—	—	(12,819)	(12,819)
Balance at December 31, 2025	1,136,926	15,268	836,512	2	7,332	(47,373)	(40,039)

*	Less than USD 1 thousand

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Consolidated Statements of Cash Flows for the year ended December 31,

	2025	2024
	USD thousands	USD thousands
Cash flows – operating activities
Net loss for the year	(12,819)	(15,610)
Adjustments:
Depreciation	58	46
Gain from disposal of property and equipment	(1)	—
Share based payments	3,024	1,551
Revaluation of financial liabilities accounted at fair value	125	6,149
Interest expense	400	—
Exchange rate differences	109	1
Changes in operating assets and liabilities:
Decrease (increase) in other current assets	42	(86)
Increase in accounts receivable	(156)	(43)
Increase in trade accounts payable	684	938
Change in ROU asset and lease liability	45	29
Increase in deferred revenues	146	1,158
Increase in employees and related	315	308
Increase (decrease) in other current liabilities	(116)	363
Net cash used in operating activities	(8,144)	(5,196)

Cash flows – investing activity
Purchase of property and equipment	(55)	(86)
Sale of property and equipment	1	1
Net cash used in investing activity	(54)	(85)

Cash flows – financing activities
Receipt of loans	7,554	426
Repayment of loans	(2,391)	(1,609)
Exercise of options	3	28
Issuance of shares, net	2,431	—
Issuance of convertible notes	—	6,011
Proceeds from a liability for future equity (SAFE)	—	846
Net cash provided by financing activities	7,597	5,702

Increase (decrease) in cash, cash equivalents and restricted cash	(601)	421
Exchange rate differences on cash and cash equivalents and restricted cash	(29)	(1)
Cash, cash equivalents and restricted cash at the beginning of year	946	526

Cash, cash equivalents and restricted cash at the end of year	316	946

Supplemental Disclosures of cash flow information:
Interest paid	94	215
Income taxes paid	21	14

Supplemental disclosure of non-cash activity:
Conversion of SAFE	1,057	—
Conversion of convertible note	1,072	—
Purchase of property and equipment	7	5
Right of use asset recognized with corresponding lease liability	296	537
Cash, cash equivalent and restricted cash at the end of the year:
Cash and cash equivalents	294	927
Restricted cash	22	19

The accompanying notes are an integral part of the consolidated financial statements.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General

A.	Description of business and formation of the Company

Cyabra Strategy Ltd. (The “Company”) was incorporated in Israel on July 13, 2017 and commenced operations shortly thereafter. The Company operates as a single operating segment and addresses the threat of fake news for brands and the public sector and provide a software which identifies bad actors online, and mitigates the threat in real-time.

On March 12, 2020, the Company established a wholly owned U.S. subsidiary Cyabra Strategy Inc. (the “subsidiary”), for marketing and distribution activity. The subsidiary commenced operations during 2020. Almost all of the Company’s long-lived assets are currently located in Israel.

B.	The Company has a limited operating history and faces a number of risks, among them: uncertainties regarding demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of new products. Additionally, other risk factors exist such as the ability to manage growth, the loss of key personnel and the effect of planned expansion of operations on the future results of the Company.

As from the date it commenced operations, the Company has devoted substantially all of its financial resources to develop its products and has financed its operations primarily through the issuance of equity securities and loans. The Company had accumulated losses in the amount of $47,373 and $34,554 thousand as of December 31, 2025 and 2024, respectively. Cash flow used in operating activities was $8,144 and $5,196 thousands for the year ended December 31, 2025 and 2024, respectively. In addition, the Company anticipates that it will continue to incur significant operating costs and losses in connection with the development of its products and with increased business development efforts. The amount of the Company’s future net profits or losses will depend, in part, on the rate of its future expenditures, its ability to generate significant revenues from the sale of its products, and its ability to obtain funding through the issuance of securities, strategic collaborations or grants. Based on the projected cash flows and cash balance as of December 31, 2025, management is of the opinion that without further fund raising it will not have sufficient resources to enable it to continue its operating activities, including the development and marketing of its products for a period of 12 months from the balance sheet date of these consolidated financial statements. As a result, there is substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include continuing commercialization of the Company’s products and securing sufficient funding through the sale of additional equity securities. There are no assurances, however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and securing sufficient funding, it may need to reduce activities, curtail or even cease operations. The consolidated financial statements do not include any adjustments relating to the carrying amounts and classification of assets, liabilities, and reported expenses that might be necessary should the Company be unable to continue as a going concern.

C.	On October 7, 2023, the “Swords of Iron” war started between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. This war is concentrated in the Gaza Strip which is along the southern region of the State of Israel, whereas the Hezbollah terrorist organization located in Lebanon has also engaged in hostilities. Israel has responded to the attacks against it with airstrikes and extensive mobilization of reserves. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip and Lebanon against civilian targets in various parts of Israel, including areas in which Cyabra’s employees are located, and negatively affected business conditions in Israel. In addition, Iran fired missiles and drones at Israel. In November 2024, a ceasefire agreement was reached with the Hezbollah terrorist organization. During October 2025, a ceasefire was reached in Gaza. Subsequently, in March 2026, geopolitical tensions further escalated, involving direct military engagements between Israel and Iran. These events were accompanied by increased regional instability and market volatility.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General (cont.)

Following the latest developments and the attacks on Israel, and the subsequent recruitment of reserves units and the government’s declaration of war, there has been a decrease in the scope of local economic and business activity in Israel. The Company estimates that at this stage, based on the information it has as of the date of the approval of these financial statements, that current events do not have a material impact on the business results of the Company in the short term. Since this is an event that is beyond the control of the Company, and factors such as the continuation of the war or its cessation may affect the Company’s estimates, as of the date of the report the Company has no ability to estimate the extent of the impact of the war on its business activities and on its results in the medium and long term. The Company continues to regularly monitor the developments on the subject and examines the consequences for its activities and the value of its assets.

D.	On July 22, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Trailblazer Merger Corporation I (“Parent”), a blank-check special purpose acquisition company, Trailblazer Merger Sub, Ltd., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and Trailblazer Holdings, Inc., a direct, wholly owned subsidiary of Parent (“Holdings”). Upon the consummation of the transactions contemplated by the Merger Agreement, (a) Parent will merge with and into Holdings and Holdings will be the survivor of such merger and (b) Merger Sub will merge with and into the Company, with the Company being the surviving entity, following which Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent and will be publicly listed on the Nasdaq. The aggregate merger consideration to be received by the Company shareholders is 7,000,000 shares of Holdings common stock, par value $0.0001 per share (the “Holdings Common Stock”), calculated by dividing (a) $70,000,000 by (b) $10.00 (the “Aggregate Merger Consideration”). On November 6, 2025, the Company signed an amendment to the Merger Agreement, according to which, the Aggregate Merger Consideration was changed to $106,000,000 instead of $70,000,000.

In addition, from and after the period commencing on the six month anniversary of the closing of the Merger until December 31, 2026, (the “First Calculation Period”), in the event that over any 20 consecutive Trading Days within any 30-Trading Day period during the First Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $15.00 per share (the “First Earnout Event”), promptly after the occurrence of the First Earnout Event, the persons that were Company Securityholders immediately prior to the Effective Time (the “Earnout Securityholders”) shall be entitled to receive their pro rata portion of one third of 3,000,000 shares of Holdings Common Stock (the “Incentive Merger Consideration”) as additional consideration for the Merger.

From and after the six month anniversary of the Closing until December 31, 2027 (the “Second Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Second Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $20.00 per share (the “Second Earnout Event”), promptly after the occurrence of the Second Earnout Event, Earnout Securityholders shall be entitled to receive their pro rata portion of an additional one third of the Incentive Merger Consideration as additional consideration for the Merger.

From and after the six month anniversary of the Closing until December 31, 2029 (the “Third Calculation Period”), in the event that over any 20 Trading Days within any 30-Trading Day period during the Third Calculation Period the daily VWAP of the shares of Holdings Common Stock is greater than or equal to $25.00 per share (the “Third Earnout Event”), promptly after the occurrence of the Third Earnout Event, the Earnout Securityholders shall be entitled to receive their pro rata portion of the final one third of the Incentive Merger Consideration as additional consideration for the Merger.

In addition-Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company, entering into the Merger Agreement, an affiliate of the sponsor of Parent will provide to the Company a loan in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise additional amount, up to a total aggregate amount of $6,000,000.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 1 — General (cont.)

In addition, Parent will enter into subscription agreements with certain investors for aggregate investments of no less than $6,000,000 in Holdings Common Stock in a private placement that will close concurrently with the Closing (the “PIPE Investment”).

Notwithstanding the foregoing, in the event that in excess of $3,500,000 remains in the Trust Account after redemption of the Parent Class A Common Stock in connection with the Merger, the PIPE Investment shall be reduced by the amount by which the Trust Account exceeds $3,500,000.

Further, up to $1,000,000 of the PIPE Investment may be provided upon the initial filing of the Registration Statement with the Securities and Exchange Commission, if mutually agreed upon between the parties.

In addition, upon the Closing, some key employees of the Company will receive 400,000 shares of Class A Common Stock of the Parent in the aggregate, and will also be entitled to a one time transaction bonus of $400,000 each.

Note 2 — Significant Accounting Policies

A.	Basis of preparation

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”), assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business, and are applied on a consistent basis.

B.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Information about assumptions made by the Company with respect to the future and other reasons for uncertainty with respect to estimates that have a significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities in the next financial year are included in the following notes:

-	Fair value measurement of financial instruments

The Company accounts for financial liabilities arising from warrants, safes and convertible notes at fair value through profit or loss. The fair values of these instruments are determined by using economic methods for evaluation. For information on details regarding fair value measurement and sensitivity analysis see Note 17 regarding financial instruments.

-	Share-based payment awards

The fair value of each option award is estimated on the date of grant using the Black and Scholes option-pricing model. For the assumptions used to measure the share-based payments awards — see note 10C.

C.	Functional currency

The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the operations of the Company and its Subsidiary is conducted. Thus, the U.S. dollar is the Company’s functional currency. Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-U.S. dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions and other items in the

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

statements of operations (indicated below), the following exchange rates are used: (i) for transactions — exchange rates at transaction dates or average exchange rates; and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) — historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

D.	Principles of consolidation and basis of presentation

The accompanying consolidated financial statements reflect the results of the Company and its subsidiary. All inter-Company balances and transactions have been eliminated.

E.	Cash and cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at the date acquired.

F.	Restricted Cash

Restricted cash are deposits serving as security for rent and credit cards.

G.	Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

%
Computers and software	33
Office furniture and equipment	7 – 15

H.	Impairment of long-lived assets

The Company’s property and equipment are reviewed for impairment in accordance with ASC 360, “Property Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the periods ended December 31, 2025 and December 31, 2024, no impairment losses have been recorded.

I.	Fair value of financial Instruments

ASC 820, Fair Value Measurements and Disclosures, relating to fair value measurements, defines fair value and establishes a framework for measuring fair value. The ASC 820 fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from sources independent of the reporting entity and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price. In addition, the fair value of assets and liabilities should include consideration of non-performance risk, which for the liabilities described below includes the Company’s own credit risk.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 —	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 —	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The financial instruments of the Company consist mainly of cash and cash equivalents, short-term restricted deposit, accounts receivable, other current assets, trade accounts payable, other current liabilities and loans. In view of their nature, the fair value of the financial instruments is usually identical or substantially similar to their carrying amounts.

J.	Research and development costs

Research and development costs are charged to operations as incurred. Costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred. Development costs of computer software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s process for developing products is essentially completed concurrently with the establishment of technological feasibility and thus, software development costs are expensed as incurred.

K.	Government grants

Grants received from the Israeli Innovation Authority (“IIA”) for approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred and included as a deduction from research and development expenses, and not recognized as a liability if payment of royalties is not probable when the grants are received.

L.	Redeemable convertible preferred shares, warrants and liability for future equity

The Company’s redeemable convertible preferred shares are considered to be contingently redeemable equity under ASC 480-10-S99 as they are redeemable upon the occurrence of an event that is not solely within the Company’s control, and as the limited exception provided by ASC 480-10-S99-3A(3)(f) is not applied. Thus, the redeemable convertible preferred shares are classified as “temporary equity”.

The Company’s simple agreements for future equity (“SAFEs”) give the investors an option to redeem the SAFEs for cash upon a dissolution event and upon a change of control event. As both of the events are not considered liquidation of the Company and since they are not under the sole control of the Company, the Company classifies the SAFE as a liability under ASC 480-10.

Warrants issued represents free-standing equity-linked financial instrument that is not considered indexed to the Company’s own stocks and therefor is classified as a liability under ASC 815-40.

M.	Income taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. Given the Company’s losses, the Company has provided a full valuation allowance with respect to its deferred tax assets.

N.	Share-based compensation

The Company accounts for its employees’ stock-based compensation as an expense in the financial statements based on ASC 718. All awards are equity classified and therefore such costs are measured at the grant date fair value of the award and graded vesting attribution approach to recognize compensation cost over the vesting period. The Company estimates stock option grant date fair value using the Black Scholes option pricing-model. The Company recorded stock options issued to non-employees at the grant date fair value, and recognizes expenses over the related service period in the same period and in the same manner the Company would if it had paid cash for those goods or services. Forfeitures are recognized as they occur.

O.	Leases

The Company leases office spaces under several agreements, see also note 19.

The Company accounts for leases in accordance with Topic 842, Leases. The Company determines if an arrangement is or contains a lease at contract inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date.

For operating leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.

For leases shorter than 1 year-the Company has elected the short-term lease recognition exemption provided by ASC 842. As a result, leases with a term of 12 months or less are not recorded on the balance sheet. Instead, lease payments for these short-term leases are recognized as an expense on a straight-line basis over the lease term.

Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, and (2) lease term.

Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.

For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

For the office rent lease, the Company has elected to account for the lease and non-lease maintenance components as a single lease component. Therefore, the lease payments used to measure the lease liability include all of the fixed consideration in the contract, owed over the lease term.

P.	Liability for severance pay

All the Company’s employees included under section 14 of the Israeli Severance Compensation Act, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees. The aforementioned deposits are not recorded as an asset in the Company’s balance sheet as they are not under the Company’s control.

Q.	Revenue recognition

The Company only has revenue from contracts with customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

The Company offers its software to customers mainly via subscription (Software as a service-SaaS). In very limited cases, the software is provided via on-premises deployment. In addition, the Company offers Managed Services which typically include specific research and custom reports per the customer’ request.

The Company’s contracts generally include a single material performance obligation. The Company applied significant judgement and concluded that its promise to provide a software license is not considered distinct from subsequent upgrades and updates, since without those upgrades the utility of the software license degrades significantly during the license period if updates and upgrades are not provided. Also, the updates are integral to the customer continuing to obtain substantive utility from the software license.

The Company recognizes revenue from its SaaS and on-premises services ratably over the period in which the services are rendered. The Company applies the practical expedient in ASC 606 and does not evaluate payment terms of contract with duration of one year or less for the existence of a significant financing component. The Company’s customers usually pay for the services in advance for the duration of the license. For costs that are incremental to obtaining a contract with a customer, the Company elected to apply the practical expedient under which costs with an expected period of benefit of one year or less are recognized as an expense as incurred. In addition, contracts typically do not contain variable consideration as the contracts include stated prices.

The Company recognizes revenue on a gross basis when it controls the services prior to their transfer to the end customer. Control over services is determined with reference to, inter alia, the ability to determine the pricing of the service and being primarily responsible for service fulfillment. In certain transactions where the Company sells to a reseller and the resellers sells to an end-customer, the Company recognizes revenue based on the price sold to the reseller.

Revenues relating to Managed Services relates to deliverable performance obligation and are recognized at the point in time the deliverable is transferred to the Customer.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Remaining Performance Obligations

Remaining performance obligations represent contracted revenue that had not yet been recognized, and include billed deferred revenue, consisting of amounts invoiced to customers whether collected or uncollected which have not been recognized as revenue, as well as unbilled amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2025, the Company’s remaining performance obligations were $3,154 thousands, of which the Company expects to recognize $3,039 thousands and $115 thousands as revenue within one year and beyond one year, respectively.

R.	Loss per share

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive. The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

S.	Comprehensive Loss

Comprehensive loss includes no items other than net loss.

T.	Recently Adopted accounting pronouncements

The Company qualifies as an emerging growth company (“EGC”) as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”). Using exemptions provided under the JOBS Act for EGCs, the Company has elected to defer compliance with new or revised ASUs until it is required to comply with such updates, which is generally consistent with the adoption dates of private companies.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The ASU improves reportable segments disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The ASU also require that a public entity that has a single reportable segment to provide all the disclosures required by the amendments and all existing segment disclosures in Topic 280. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted the ASU, as evidenced in its segment disclosure, see note 12. Such adoption had no material impact on the Company’s financials.

In June 2022, the FASB issued ASC 2022-03 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring its fair value. The ASU also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The ASU also introduces new disclosure requirements for equity securities subject to contractual sale restrictions. As an Emerging Growth Company, the ASU is effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies (cont.)

U.	Recently issued accounting standards not yet adopted

In November 2024, the FASB issued ASU No. 2024-03 Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The ASU improves the disclosures about a public business entity’s expenses and provides more detailed information about the types of expenses in commonly presented expense captions. The amendments require that at each interim and annual reporting period an entity will, inter alia, disclose amounts of purchases of inventory, employee compensation, depreciation and amortization included in each relevant expense caption (such as cost of sales, SG&A and research and development). The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU requires the annual financial statements to include consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method or a fully retrospective method of transition. Early adoption is permitted. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In July 2025, the FASB issued ASU 2025-05 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets”. The ASU introduces a practical expedient for all entities when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Under the practical expedient, when developing reasonable and supportable forecast as part of estimating expected credit losses, an entity may assume that current conditions as of the balance sheet date do not change for the remaining life of the asset. The ASU is effective for annual reporting period beginning after December 15, 2025 and interim reporting within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods. The Company is evaluating the impact of ASU 2025-05 on its consolidated financial statements if it elects to apply the practical expedient.

In September 2025, the FASB issued ASU 2025-06 “Targeted Improvements to the Accounting for Internal-Use Software”. The ASU removes all references to software development stages throughout ASU 350-40. Therefore, under the ASU, an entity will be required to start capitalizing software costs when management has authorized and committed to funding the software project, and it is probable that the project will be completed and the software will be used to perform the function intended (‘probable-to-complete’ recognition threshold). In applying the probable-to-complete recognition threshold, an entity is required to consider whether there is significant uncertainty associated with the development activities of the software. The ASU is effective for annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual periods. The ASU allows adoption either on a prospective basis, a modified prospective approach or a retrospective approach. The Company is in the process of evaluating the effects of the ASU on its internal use software capitalization policy.

In December 2025, the FASB issued ASU 2025-10, Accounting for Government Grants Received by Business Entities, to amend the guidance in “Government Grants” (Topic 832). The update provides recognition, measurement, presentation, and disclosure requirements for government grants, including guidance for grants related to an asset and grants related to income. The guidance is effective for fiscal years beginning after December 15, 2029, including interim periods within those fiscal years. The Company is in the process of assessing the impact on its results of operations, financial position and disclosures.

In December 2025, the FASB issued ASU 2025-11 to amend the guidance in “Interim Reporting” (Topic 270). The update provides clarifications intended to improve the consistency and usability of interim disclosure requirements, including a comprehensive listing of required interim disclosures and a new disclosure principle for reporting material events occurring after the most recent annual period. The amendments do not change the underlying objectives of interim reporting but are designed to enhance clarity in application. The guidance is effective for fiscal years beginning after December 15, 2028, including interim periods within those fiscal years. The Company is in the process of assessing the impacts of the ASU on its interim financial statements.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 3A — Cash and Cash Equivalents

The Company’s cash and cash equivalents balance as of December 31, 2025 and 2024 is denominated mainly in US dollars and New Israeli Shekels.

Credit risk

The Company does not have a significant concentration of credit risks. The cash of the Company is deposited in Israeli and U.S. banking corporations. In the estimation of the Company’s management, the credit risk for these financial instruments is low. In the estimation of the Company’s management, it does not have any material expected credit losses.

Note 3B — Other Current Assets

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Government institutions	26	113
Prepaid expenses	14	18
Advances to suppliers	57	30
Other	55	33
	152	194

Note 4 — Property and equipment, net

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Cost:
Computers	186	160
Office Furniture and Equipment	91	71
Leasehold improvements	21	21
Total cost	298	252

Accumulated Depreciation:
Computers	111	83
Office Furniture and Equipment	35	22
Leasehold improvements	6	4
Total accumulated depreciation	152	109

Property and equipment, net
Computers	75	77
Office Furniture and Equipment	56	49
Leasehold improvements	15	17
Total	146	143

Depreciation expenses were $58 thousands and $46 thousands in the years ended December 31, 2025 and 2024, respectively.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 5 — Liability for Future Equity

In January 2024, the Company entered into SAFE agreements with several investors, for total consideration of $846 thousand. Pursuant to the terms of the SAFE agreement, in the event of an Equity Financing (as defined in the SAFE agreement), the Company will automatically issue to the Investors a number of ordinary shares or preferred shares (the “SAFE Shares”) equal to the Purchase Amount divided by the Conversion Price (as defined in the SAFE agreement). If there is a Liquidity Event (as defined in the SAFE agreement, and including merger with a SPAC), the Investors will be entitled to receive shares entitling them to receive a portion of Proceeds (as defined in the SAFE agreement), equal to the greater of (i) the Purchase Amount, or (ii) the amount payable on the number of Ordinary Shares equal to the Purchase Amount divided by the Liquidity Price (as defined in the SAFE agreement).

On April 24, 2025, upon the issuance of series C redeemable convertible preferred shares, the total Purchase Amount of the SAFEs was converted to 67,368 of series C-1 redeemable convertible preferred shares.

The SAFEs were recorded as a liability pursuant to ASC 480-10-25-8 since they are redeemable for cash upon contingent events that are outside of the Company’s control. Therefore, the SAFEs are required to be initially and subsequently measured at fair value with change in fair value recognized in the consolidated statement of operations.

For details regarding the fair value measurement of the SAFE instruments — see Note 17.

Note 6 — Loans and warrants issued

A.	In May 2022, the Company signed a warrant agreement with Bank Hapoalim (the “Bank”) in the amount of $180 thousand.

The warrant can be exercised gross for cash or by a cashless exercise, until the earlier of (1) May 2032, or (2) following the sale of all or substantially all the assets or shares of the Company, merger or any transaction or a series of transactions in which shareholders of the Company prior to the transaction will hold less than fifty (50%) of the voting and economic rights of the surviving entity after the transaction. If no such transaction shall occur by the end of the warrant’s term, it shall be automatically converted to shares by way of cashless exercise.

The warrant can be exercised by the Bank into the class of shares that shall be issued to investors pursuant to the terms of the SAFE agreement signed (see Note 5). If a Liquidity Event occurs, the warrant shall be exercisable into ordinary shares of the Company. The exercise price shall be the same as defined in the SAFE agreement, and number of shares received shall be determined by dividing the warrant amount ($180 thousand) by the exercise price.

For details regarding the accounting treatment and fair value of the warrant - see Note 2.I and Note 17.

The warrant was measured at fair value on each balance sheet date. Changes to the fair value of the warrant are recognized in profit and loss under finance expense (income).

B.	In parallel, the Company signed a loan agreement with the Bank, according to which the Company will be able to borrow an aggregated amount of up to $3,000 thousand until July 2023. The annual interest for any borrowed amount shall be 5.4% linked to the Secured Overnight Financing Rate (“SOFR”) term if the principal amount is denominated in USD, or Prime + 3.9% if the principal is denominated in NIS.

On May 30, 2022, the Company borrowed NIS 6,710 thousand (approximately $2,009 thousands) and $1,000 thousand according to the terms set forth in the loan agreement. The loans shall be repaid in monthly installments beginning on October 30 2023, and ending on February 28, 2026.

As of December 31, 2025, the required annual principal payments of this loan is $214 thousands in 2026.

On July 9, 2024, the Company borrowed an additional amount of NIS 1,500 (approximately $426 thousands) thousand, which was fully repaid on August 9, 2024.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 6 — Loans and warrants issued (cont.)

On March 26, 2025, the Company received a bridge loan from the Bank in the amount of $371 thousand. The loan bears interest of 11% per year and was fully repaid on April 3, 2025.

On June 24, 2025, the Company received a bridge loan from the Bank in the amount of $242 thousand. The loan bears interest of 11% per year and was fully repaid on July 15, 2025.

On December 2, 2025, the Company received a bridge loan from the Bank in the amount of $540 thousand. The loan bears interest of 10.75% per year and was repaid in two installments during December 2025.

C.	On July 2, 2025, the Company received a loan in the amount of $500 thousand. The loan bears interest of $50 thousand and will be repaid at the earlier of (i) closing of the Merger Agreement; (ii) closing of an equity financing of at least $3,000,000; (iii) December 31, 2025. In addition, the Company will issue to the lender, as fees, a total of 6,341 ordinary shares. If the loan remains unpaid in whole or in part after October 2, 2025, the Company shall issue additional 634 ordinary shares to the lender. If the loan remains unpaid in whole or in part after November 2, 2025, the Company shall issue additional 634 ordinary shares to the lender. On December 24, 2025, the loan was extended until the earlier of (i) closing of the Merger Agreement; (ii) closing of an equity financing of at least $3,000,000; (iii) March 31, 2026, with no additional consideration.

On November 13, 2025, the Company received a loan in the amount of $200 thousand. The loan bears interest of $20 thousand and will be repaid at the earlier of (i) closing of the Merger Agreement; (ii) closing of an equity financing of at least $3,000,000; (iii) March 31, 2026. In addition, the Company will issue to the lender, as fees, a total of 2,537 ordinary shares. If the loan remains unpaid in whole or in part after February 13, 2026, the Company shall issue additional 254 ordinary shares to the lender. If the loan remains unpaid in whole or in part after March 13, 2026, the Company shall issue additional 254 ordinary shares to the lender.

D.	On July 16, 2025, the Company received a $1,000 thousand senior unsecured promissory note from Alpha Capital Anstalt, bearing annual interest of 9%. The principal amount and all accrued but unpaid interest shall be due and payable on demand of the lender, but if not so demanded earlier, it will automatically convert into the same type of preferred stock that will be issued upon the closing of the PIPE financing and business combination with Trailblazer Merger Corporation I, while the accrued interest will be repaid in cash in accordance with the terms of the note.

On August 7, 2025, the Company received a $500 thousand senior unsecured promissory note from Alpha Capital Anstalt, bearing annual interest of 9%. The principal amount and all accrued but unpaid interest shall be due and payable on demand of the lender, but if not so demanded earlier, it will automatically convert into the same type of preferred stock that will be issued upon the closing of the PIPE financing and business combination with Trailblazer Merger Corporation I, while the accrued interest will be repaid in cash in accordance with the terms of the note.

On August 25, 2025, the Company received a $1,000 thousand senior unsecured promissory note from Alpha Capital Anstalt, bearing annual interest of 9%. The principal amount and all accrued but unpaid interest shall be due and payable on demand of the lender, but if not so demanded earlier, it will automatically convert into the same type of preferred stock that will be issued upon the closing of the PIPE financing and business combination with Trailblazer Merger Corporation I, while the accrued interest will be repaid in cash in accordance with the terms of the note.

E.	On October 1, 2025 and October 6, 2025, the Company received a $225 thousand and $775 thousand, respectively, promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 30, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 6 — Loans and warrants issued (cont.)

On November 7, 2025, the Company received $500 thousand, respectively, promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 30, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

On November 20, 2025, the Company received $300 thousand, respectively, promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 30, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

On December 29, 2025, the Company received $400 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or January 12, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note. As of the date of these financial statements, this note was due but was not yet repaid.

Since the Company has no long-term debt, we are not presenting a breakdown of the required annual principal payments of long-term debt.

Note 7 — Convertible notes

On July 22, 2024, the Company entered into a Merger Agreement, see note 1.D.

In June 2024, the Company received an advance amount of $1,200 thousands as liability for issuance of convertible notes (the “Advance”). The Advance bore interest of 8% per year, accrued daily and was replaced with convertible notes as described below.

On July 22, 2024, as part of the Merger Agreement, Alpha Capital Anstalt, a Liechtenstein Anstalt, an affiliate of the Sponsor, provided the Company a loan in an aggregate amount of $3,400,000 in the form of convertible promissory notes (collectively, the “2024 Convertible Notes”) provided that the Company will have the ability to raise an additional $2,600,000 (for a total aggregate amount of $6,000,000).

During the period from June until December 2024, and as a part of the 2024 Convertible Notes described above, the Company entered into agreements with several investors for issuance of convertible notes, for a total consideration of approximately $6,000 thousand.

The Convertible Notes bear interest of 8% and shall be due and payable on the earlier of July 21, 2025, or the date of consummation of a Qualified Offering (as defined in the agreement).

In February 2025, the Company issued to Alpha Capital Anstalt, an affiliate of the Sponsor, a promissory note with a principal amount of $1,000,000. The full amount of principal was due on the earlier of (i) April 30, 2025 or (ii) one calendar day prior to the consummation of the Merger. Upon an event of default, which includes the Company’s failure to pay the principal amount when due and payable, Alpha Capital Anstalt can elect to exchange such promissory note for a convertible note that is identical to the 2024 Convertible Notes. Commencing 5 days after the occurrence of an event of default that results in the acceleration of the promissory note, interest shall accrue at a rate of 12% per annum or such lower maximum amount of interest permitted to be charged under applicable law. In December 2025, and since the promissory note was not repaid by then, Alpha Capital Anstalt and the Company signed an amendment to the promissory note, agreeing that it will be exchanged for a convertible note that is identical to the 2024 Convertible Notes.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 7 — Convertible notes (cont.)

On December 11, 2025 and December 18, 2025 the maturity dates of the 2024 Convertible Notes were extended to the earlier of March 31, 2026 or the date of a Qualified Offering.

The Convertible Notes are convertible in different scenarios, including in the event of a Qualified Offering that is a Merger (as defined in the agreement). The Convertible Notes can be converted in case of a Voluntary Conversion, in which the holders shall have the right, but not the obligation, at any time prior to the Maturity Date (as defined in the agreement), to convert any or all of the Company’s obligations represented by the Convertible Notes into a number of shares of Preferred Stock determined by dividing the Valuation Cap by the Company’s Fully-Diluted Capitalization as of such date (the “Conversion Price”). The Valuation Cap is defined as $30 million.

In case of a Merger, the Convertible Notes shall automatically convert into the Series B Preferred Stock of the Company immediately prior to the effective time of the Merger by dividing the Note’s principal amount by the Note’s Conversion Price.

In addition, in the event that, within 18 months following the closing date, the company issues any securities at an effective per-share price lower than the then-current Conversion Price of the preferred stock, the Conversion Price will be adjusted to that lower price, and the number of shares issuable upon conversion of the preferred stock will increase accordingly. This adjustment is subject to a floor, which will be the greater of (i) USD 0.10, or (ii) 20% of the closing bid price of the common stock on the date immediately preceding the Effective Date of the Merger.

The 2024 Convertible Notes are in the legal form of a debt and thus in the scope of ASC 470. The Company elected the fair value option for the 2024 Convertible Notes. Thus, the 2024 Convertible Notes are measured at fair value with subsequent changes recognized in the consolidated statement of operations.

In 2025, no changes in fair value were attributed to the Company’s own credit risk. The shares issuable upon the conversion of the Convertible Notes are not included in the diluted loss per share, as their effect is anti-dilutive. For details regarding the fair value measurement of the Convertible notes instruments — see Note 17.

Note 8 — Other Current Liabilities

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Accrued expenses	476	615
IIA royalties	94	69
	570	684

Note 9 — Commitments and Contingent Liabilities

IIA grants

During 2018, the Company received approval from the Israel Innovation Authority (“IIA”) for its participation in 50% of the research and development costs of the Company based on a budget approved by the IIA in the amount of approximately $720 thousand (NIS 2.7 million), subject to the fulfillment of specified milestones, for the period from August 2018 till July 2019. As of December 31, 2020, the Company received the entire amount it was entitled to, of approximately $362 thousand (NIS 1.3 million).

During 2019, the Company received an approval from the Israel Innovation Authority (“IIA”) for its participation in 30% of the research and development costs of the Company based on a budget approved by the IIA in the amount of approximately $1,296 thousand (NIS 4.5 million), subject to the fulfillment of specified milestones, for the period from September 2019 till August 2020. As of December 31, 2021, the Company received the entire amount it was entitled to of approximately $357 thousand (NIS 1.2 million).

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 9 — Commitments and Contingent Liabilities (cont.)

The Company is committed to pay royalties to the IIA on proceeds from sale of products in the research and development of which the Government participates by way of grant. Under the terms of the Company’s funding from the Israeli Government, royalties of 3%-3.5% are payable on sales of products from projects so funded, up to 100% of the grant received by the Company, linked to the dollar with an additional interest of an annual rate based on LIBOR. In October 2023, it was published that the interest rate on the support grants will be replaced with the 12-month term SOFR published on the first trading day of each calendar year.

As of December 31, 2025, the total royalty amount that may be payable by the Company is approximately $411 thousands ($541 thousands including interest).

The Company recognized expenses for payment of royalties in the amount of $171 thousands and $144 thousands, respectively, for the year ended December 31, 2025 and 2024, respectively.

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency

A.	General

The Company’s Ordinary Shares, par value NIS 0.01 each, confer to their holders the right to receive notice to participate and vote in general meetings of the Company and the right to receive dividends, if declared.

The Company’s Redeemable Convertible Preferred Shares, par value NIS 0.01 each, confer to their holders the same rights as the Ordinary Shares and additional rights as set forth in the article of association.

	December 31, 2025		December 31, 2024		Carrying amount		Liquidation Preference
	Registered	Issued and Outstanding	Registered	Issued and Outstanding	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Ordinary Shares	7,192,608	836,512	8,796,571	651,571
Preferred A Shares	416,389	324,202	416,389	324,202	3,802	3,802	4,980	4,743
Preferred A-1 Shares	190,984	190,984	190,984	190,984	1,700	1,700	2,200	2,095
Preferred A-2 Shares	430,806	223,489	430,806	223,489	3,593	3,593	4,118	3,922
Preferred A-3 Shares	165,250	165,250	165,250	165,250	2,685	2,685	2,436	2,320
Preferred B Shares	800,000	—	—	—	—	—	—	—
Preferred C Shares	733,452	165,633	—	—	2,431	—	2,600	—
Preferred C-1 Shares	70,511	67,368	—	—	1,057	—	846	—
Total					15,268	11,780	17,180	13,080

The rights deriving from the Company’s Redeemable Convertible Preferred Shares A, A-1, A-2, A-3, B, C and C-1 grant standard voting rights for the holders of Redeemable Convertible Preferred Shares, together with the holders of Ordinary Shares. There are certain veto rights to the holders of Redeemable Convertible Preferred Shares based on regular majority threshold, as set forth in the Company’s articles of association.

The holders of Redeemable Convertible Preferred Shares have a preference to receive proceeds in the event of a distribution of dividends, liquidation, dissolution or winding up of the Company, a merger or consolidation of the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale (or the commercial equivalent thereof, including an exclusive, long-term license) of all or substantially all the Company’s assets or share capital (a “Liquidation Event”), as follows: (i) first, the holders of the Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares will be entitled to receive, on a pari passu, pro rata basis, as applicable, a per share amount equal to the original price they have paid for each of their shares, plus an amount equal to all accrued but unpaid dividends thereon less any dividends and distributable proceeds of any kind previously paid in preference on such shares ; provided, however, that notwithstanding the above, in the event that the Closing of the Merger (both as defined in the Merger Agreement) does not take place within twelve (12) months of the Series C Closing, solely with respect to this subsection (i), the applicable original issue price of the holders of Series C Preferred Shares shall be deemed to be multiplied by 1.7. In the event that the distributable proceeds in such a Liquidation Event shall be insufficient to make payment of such an amount, all such distributable proceeds shall be distributed among the holders of Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares in proportion to their holdings in the Company; (ii) second, the holders of Series A-2 Redeemable Convertible Preferred Shares and Series A-3 Redeemable

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

Convertible Preferred Shares shall be entitled to receive, on a pari passu, pro rata basis, as applicable, a per share amount equal to the original price they have paid for each of their shares, plus an amount equal to all accrued but unpaid dividends, and Preferred Dividends (as defined below) thereon less any dividends, Preferred Dividends and distributable proceeds of any kind previously paid in preference on such shares. In the event that after payment in full to the holders of Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares, as set forth above, the remaining distributable proceeds in such a Liquidation Event shall be insufficient to make payment of such an amount, all such distributable proceeds shall be distributed among the holders of Series A-2 Redeemable Convertible Preferred Shares and Series A-3 Redeemable Convertible Preferred Shares in proportion to their holdings in the Company; (iii) third, after the payment in full to the holders of Series B Redeemable Convertible Preferred Shares, Series C Redeemable Convertible Preferred Shares, Series A-2 Redeemable Convertible Preferred Shares and the Series A-3 Redeemable Convertible Preferred Shares, the same mechanism set forth in subsection (ii), with necessary adjustments shall apply to the holders of Series A Redeemable Convertible Preferred Shares and Series A-1 Redeemable Convertible Preferred Shares; and (iv) fourth, after the payment in full to the holders of Series A Redeemable Convertible Preferred Shares, Series A-1 Redeemable Convertible Preferred Shares, Series A-2 Redeemable Convertible Preferred Shares, Series A-3 Redeemable Convertible Preferred Shares, Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares, any remaining proceeds from such a Liquidation Event, shall be distributed pro rate among the holders of the Ordinary Shares. If the holders of Redeemable Convertible Preferred Shares would receive larger proceeds by converting to Ordinary Shares in a Liquidation Event, they shall be entitled to the amount they would have received had the conversion occurred immediately before the Liquidation Event, without actually converting the shares.

The Redeemable Convertible Preferred Shares, except for Series B Redeemable Convertible Preferred Shares and Series C Redeemable Convertible Preferred Shares, entitle their holders the right, in preference to all other holders of equity securities (including Ordinary Shares), to receive for each Preferred Share (excluding the Series B Redeemable Convertible Preferred Shares and the Series C Redeemable Convertible Preferred Shares) an annual cumulative dividend of 5% per annum, compounded annually, on each Share’s original issue price, as applicable (the “Preferred Dividends”). Any unpaid Preferred Dividend (or a portion thereof)at the end of each fiscal year will continue to accrue with interest until paid.

Each Redeemable Convertible Preferred Share may be converted to an Ordinary Share, subject to the standard adjustment mechanism set forth in the Company’s articles of association.

The Redeemable Convertible Preferred Shares has anti-dilution rights based on standard broad based weighted average calculation in the event of share issuance in a lower price per share than the price that was actually paid for each such share of the Company, with standard exceptions, as set forth in the Company’s articles of association.

Some of the Company’s shareholders have some additional standard rights that are deriving from their holdings of the shares of the Company, such as preemptive rights, right of first refusal, and co-sale right, all as set forth in the Company’s articles of association.

B.	Issuance of Share Capital

In June and September 2023, the Company entered into a Series A-2 Redeemable Convertible Preferred Share Purchase Agreement with several investors for a total consideration of approximately $3,593 thousand, net of issuance costs, and issued 223,489 Redeemable Convertible preferred A-2 Shares, nominal value NIS 0.01 each.

In parallel to the execution of the Series A-2 investment, the then outstanding SAFE amount was automatically converted into 165,250 Series A-3 Redeemable Convertible Preferred Shares, nominal value NIS 0.01 each.

In May 2025, the Company entered into a Series C Redeemable Convertible Preferred Share Purchase Agreement with several investors for a total consideration of approximately $2,600 thousand, net of issuance costs, and issued 165,633 Redeemable Convertible preferred C Shares, nominal value NIS 0.01 each.

In parallel to the execution of the Series C investment, the then outstanding SAFE amount was automatically converted into 67,368 Series C-1 Redeemable Convertible Preferred Shares, nominal value NIS 0.01 each.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

C.	Share Based Compensation

In June 2020, the Company adopted the ‘2020 Share Option Plan’ (“ESOP”) for the Company’s officers, directors, employees, consultants and other service providers. The number of options reserved under the ESOP is 391,029 as of December 31, 2025.

Options granted under the ESOP expire on the earlier of: (1) 10 years from the date of grant; or (2) 90 days after termination of employment or engagement with the Company, as applicable. The options generally vest over a period of 2 to 4 years.

Grants to employees are made in accordance with the Plan and for Israeli employees, are carried out within the provisions of Section 102 of the Israel Income Tax Ordinance, under the capital gains track described in subsection (b)(2) of Section 102. In accordance with such track selected by the Company and the provisions associated with it, the Company is not entitled to claim a tax deduction for the employee benefits.

The stock-based expense recognized in the financial statements for services received is related to Research and Development, Sales and Marketing and General and Administrative expenses as shown in the following table:

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Stock-based compensation expense – Research and development	1,094	577
Stock-based compensation expense – sales and marketing	555	51
Stock-based compensation expense – general and administrative	1,375	923
	3,024	1,551

The fair value of each option award is estimated on the date of grant using the Black and Scholes option-pricing model that used the assumptions in the following table.

The risk-free interest rate for grants is based on the yield from US treasury zero-coupon bonds with an equivalent term.

The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

	Granted in 2025	Granted in 2024
Dividend yield	0	0
Expected volatility(1)	62.27% – 63.01%	59.33% – 61.60%
Risk-free interest (%)	4.65 – 4.76	4.69 – 4.70
Expected term(2)	5 – 7 years	5 – 7 years
Exercise price ($)	0.57 – 27.19	0.57 – 10.62
Total fair value at the grant date (USD thousands)	4,617	1,268
Weighted average fair value at the grant date	$27.47	$17.89

Assumptions regarding the price of the underlying shares:
Probability of an IPO	90%	40%
Expected time to IPO (years)	0.5	1
Probability of liquidation event	10%	60%
Expected time to liquidation (years)	3	3

(1)	The annual expected volatility was applied, based on the average historical volatility of comparable companies for a period equal to the expected period, as of the valuation date.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 10 — Redeemable Convertible Preferred Shares and Capital Deficiency (cont.)

(2)	Expected term (years) — represents the period that the Company’s options granted are expected to be outstanding. There is not sufficient historical share exercise data to calculate the expected term of the share options. Therefore, the Company elected to utilize the simplified method to value option grants. Under this approach, the weighted-average expected life is presumed to be the average of the shortest vesting term and the contractual term of the option.

A summary of the Company’s share option plan activity is as follows:

	Year ended December 31, 2025
	Number of options	Weighted average exercise price (USD)	Aggregate Intrinsic Value (USD thousands)
Outstanding at beginning of year	324,353	1.59
Granted	192,800	8.61	5,438
Forfeited and expired	(35,148)	6.31
Exercised	(175,049)	0.02	3,931
Outstanding at end of year	306,956	6.35	9,351
Exercisable at end of year	174,699	5.41	5,486

	Year ended December 31, 2025	Year ended December 31, 2024
Weighted average remaining contractual term (years) of outstanding grants	8.17	8.38
Weighted average remaining contractual term (years) of exercisable grants	7.61	8.17
Aggregate Intrinsic Value, outstanding (USD thousands)	9,351	8,394
Aggregate Intrinsic Value, exercisable (USD thousands)	5,486	5,742

As of December 31, 2025, the total compensation cost related to non-vested awards not yet recognized was approximately $1,306 thousands, which is expected to be recognized over a period of up to 3.25 years.

During the second quarter of 2024, the Company issued warrants to finders. As those warrants can be converted to the Company’s preferred shares, which are included under “Redeemable Convertible Preferred Shares” on the Company’s balance sheet for December 2024, and are not included in the Company’s shareholders equity, the Company concluded that the warrants should also be classified in the temporary equity. The warrants are recognized as a share-based payment under ASC 718.

Note 11 — Segment Information

The Company operates as a single operating segment and addresses the threat of fake news for brands and the public sector and provide a software which identifies bad actors online and mitigates the threat in real-time. The company’s CODM is its Chief Executive Officer (CEO). The CODM reviews the Company’s performance on a consolidated basis. The CODM evaluates the Company’s performance and allocates resources by reviewing financial metrics like budget versus actual results and expenditures, as well as cash balances. This enables strategic adjustments to support operational and financial goals. As such, the segment’s loss is the Company’s consolidated net loss and the segment’s assets are the Company’s consolidated cash and cash equivalents.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 11 — Segment Information (cont.)

Segment disclosures

The CODM reviews the Company’s results on a consolidated basis. As such, information on segment loss and significant expenses is similar to the Company’s consolidated statements of operations. The CODM is also regularly provided with information on significant expenses and cash and cash equivalents balances, as follow:

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Revenues	5,707	4,155
Less:
Cost of revenues	866	782
R&D expenses – excluding stock based compensation expenses	5,800	4,076
S&M expenses – excluding stock based compensation expenses	5,141	3,265
G&A expenses – excluding stock-based compensation expenses	2,846	3,679
Stock based compensation expenses	3,024	1,551
Operating loss	11,970	9,198

Interest expense	493	216
Other financial expenses	335	6,182
Taxes on Income	21	14
Net loss	12,819	15,610

Cash and cash equivalents	294	927

Note 12 — Revenues

Revenues per geographical locations:

The Company operates globally and generates revenues from a diversified customer base across various geographical regions. Revenue is attributed to regions based on the Company’s selling entity to customers and resellers, as follows:

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
USA	1,104	1,990
Israel	4,603	2,165
Total Revenue	5,707	4,155

Contract Assets and Liabilities

The following table provides information about accounts receivables and contract liabilities from contracts with customers:

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Accounts receivables	269	113
Contract liabilities (deferred revenues) – short term	2,816	2,423
Contract liabilities (deferred revenues) – long term	115	362

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 12 — Revenues (cont.)

For the year ended December 31, 2025, the Company recognized revenues in the following amounts from 2 single external customers: $593, $997 thousands. For the year ended December 31, 2024, the Company recognized revenues in the following amounts from 5 single external customers: $436, $455, $434, $447, $450 thousands.

Note 13 — Research and Development Expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Salaries and related expenses	4,905	3,227
Share based payments	1,094	577
Software and storage	559	410
Consultants	26	76
Rent and office maintenance	292	345
Other	18	18
	6,894	4,653

Note 14 — Sales and Marketing Expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Salaries and related expenses	3,535	2,443
Share based payments	555	51
Consultants	540	336
Travel and Conferences	412	162
Rent and office maintenance	116	—
Other	538	324
	5,696	3,316

Note 15 — General and Administrative Expenses

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Salaries and related expenses	1,359	663
Share based payments	1,375	923
Professional services	1,129	2,781
Travel	111	83
Other	247	152
	4,221	4,602

Note 16 — Finance Expense

	Year ended December 31 2025	Year ended December 31 2024
	USD thousands	USD thousands
Interest expenses	493	216
Bank fees	29	10
Revaluation of financial liabilities measured at fair value	125	6,149
Exchange rate differences	181	23
	828	6,398

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 17 — Financial Instruments

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value, on a recurring basis:

	December 31, 2025 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
Liability for future equity (SAFE)	—	—	—	—
Convertible notes	—	—	12,869	12,869
Warrants liability	—	—	370	370
Total	—	—	13,239	13,239

	December 31, 2024 Fair value hierarchy
	Level 1	Level 2	Level 3	Total
	USD thousands	USD thousands	USD thousands	USD thousands
Financial liabilities
Liability for future equity (SAFE)	—	—	1,206	1,206
Convertible notes	—	—	11,649	11,649
Warrants liability	—	—	244	244
Total	—	—	13,099	13,099

2024 Simple Agreement for Future Equity

The fair value of the SAFE was based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy.

The SAFE were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario, including a merger with a SPAC, with 90% probability, in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario, with 10% probability, in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company’s WACC of 22%. For the M&A scenario, the valuation used the Monte Carlo simulation.

On April 24, 2025, upon the issuance of series C redeemable convertible preferred shares, the total Purchase Amount of the SAFEs was converted to 67,368 of series C-1 redeemable convertible preferred shares.

The change in the fair value of the SAFE was measured utilizing Level 3 inputs for the years ended December 31, 2024 and 2025, is summarized below:

USD thousands
SAFE liability at December 31, 2024	$1,206
Change in fair value of SAFE liability	(149)
Conversion of SAFE	(1,057)
SAFE liability at December 31, 2025	$—

Warrant liability

The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 17 — Financial Instruments (cont.)

In 2024 and 2025, the warrants were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario, including a merger with a SPAC, with 95% and 90% probability, respectively, as of December 31, 2025 and 2024, in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario, with 5% and 10% probability, respectively, as of December 31, 2025 and 2024, in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario the valuation based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company WACC of 25%. For the M&A scenario, the valuation used the Monte Carlo simulation. The Monte Carlo simulation included the following inputs:

	December 31, 2025	December 31, 2024
Expected term	3 years	3 years
Expected volatility	53.56%	59.44%
Risk-free interest rate	3.63%	4.42%
Expected dividend yield	0%	0%

The change in the fair value of the warrant liability measured utilizing Level 3 inputs is summarized below:

USD thousands
Warrant liability at December 31, 2024	244
Change in fair value of warrant liability	126
Warrant liability at December 31, 2025	$370

Convertible notes

The fair value of the 2024 Convertible Notes was based on significant inputs not observable in the market, which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy.

The 2024 Convertible Notes were valued using a probability weighted expected return method (“PWERM”) valuation approach of two liquidation scenarios as follow: (1) a distribution in case of an IPO scenario, including a merger with a SPAC, with 95% and 90% probability, respectively, as of December 31, 2025 and 2024, in which the Company’s capital will convert to common stocks and will be distributed at a price per stock equal to the Company value on the date of the IPO, divided by the total number of stocks and (2) a distribution in case of an M&A scenario, with 5% and 10% probability, respectively, as of December 31, 2025 and 2024, in which the total consideration will be distributed in accordance with the Liquidation Preferences and SAFE terms of each class of the stocks. For the IPO scenario, the valuation was based on the management’s assumption for the Company’s equity value, and discounted the equity value by the Company’s WACC of 25%. For the M&A scenario, the valuation used the Monte Carlo simulation. The Monte Carlo simulation included the following inputs:

	December 31, 2025	December 31, 2024
Expected term	3 years	3 years
Expected volatility	53.56%	59.44%
Risk-free interest rate	3.63%	4.42%
Expected dividend yield	0%	0%

The change in the fair value of the of the Convertible Notes measured utilizing Level 3 inputs is summarized below:

USD thousands
Convertible notes liability at December 31, 2024	11,649
Additional amount received	1,072
Change in fair value of convertible notes liability	148
Convertible notes liability at December 31, 2025	$12,869

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 17 — Financial Instruments (cont.)

The fair value of the Company’s loan to the Bank (see note 6.B) for disclosure purposes was estimated based on the discounted future cash flows, using the Company’s current borrowing rate for a similar loan. The fair value was $184 thousands and $1,326 thousands as of December 31, 2025 and 2024, respectively.

Note 18 — Income Taxes

A.	The corporate Israeli tax rate is 23%.

B.	The U.S. Federal income tax rate is 21%.

C.	The Company has final tax assessments for all years up to and including the tax year ended December 31, 2020. The subsidiary has final tax assessments for all years up to and including the tax year ended December 31, 2021.

D.	As of December 31, 2025 and 2024, the Company has accumulated carryforward net operating losses in Israel, amounting to approximately NIS 97,101 thousand (approximately $30,439 thousand) and NIS 73,186 thousand (approximately $20,066 thousand), respectively.

E.	The Technological Enterprise Incentives Regime (Amendment 73 to the Investments Law):

The Israeli Law for Encouragement of Capital Investments, 1959 (the “Investments Law”) and Amendment 73 to the Law effective from January 1, 2017, introduced a benefit regime for “Preferred Technology Enterprises” (“PTE”), granting a 12% tax rate in central Israel on income deriving from benefited intangible assets, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual research and development expenditure and research and development employees, as well as having at least 25% of annual income derived from exports to large markets. PTE is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion.

The Company believes it qualifies as a Preferred Technology Enterprise and accordingly is eligible for a tax rate of 12% on its qualifying preferred technology income, as defined in such regulations. The Company expects that it will continue to qualify as a Preferred Technology Enterprise in subsequent tax years. Income not eligible for Preferred Enterprise or Preferred Technology Enterprise benefits is taxed at the regular corporate tax rate, which remains 23%.

F.	Deferred taxes:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Deferred tax assets:
Operating loss carryforwards	3,653	2,408
Accruals	55	46
Research and development expenses	664	452
Lease liability	57	69
Total deferred tax assets	4,429	2,975

Deferred tax liabilities:
ROU asset	(57)	(68)
Total deferred tax liabilities	(57)	(68)
Valuation allowance	(4,372)	(2,907)
Net deferred tax assets after valuation allowance	—	—

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 18 — Income Taxes (cont.)

The Company has provided a valuation allowance for the full amount of its deferred tax assets since realization of these future benefits was not sufficiently assured as of December 31, 2025 and 2024. Should the Company achieve profitability, these deferred tax assets may be available to offset future income tax liabilities and expense.

Roll forward of valuation allowance:

The following table presents the reconciliation of the beginning and ending valuation allowance:

USD thousands
Balance as of December 31, 2023	(1,975)
Additions	(932)
Balance as of December 31, 2024	(2,907)
Additions	(1,465)
Balance as of December 31, 2025	(4,372)

G.	Theoretical tax

The following presents the adjustment between the theoretical income tax benefit that would result from applying the corporate Israeli tax rate to loss before income taxes amount and the reported tax on income included in the financial statements:

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Loss before income taxes	(12,798)	(15,596)
Statutory income tax rate	23%	23%
Computed “expected” income tax benefit	(2,944)	(3,587)
Foreign tax rate differences	(1)	(1)
Reduced taxes on preferred enterprises	1,228	1,702
Non deductible share-based compensation	358	185
Exchange rate differences	(103)	41
Nondeductible expenses	12	742
Other	6	—
Change in valuation allowance	1,465	932
Tax on income	21	14

Note 19 — Leases

A.	Information regarding material lease agreements

On November 29, 2021, the Company entered into an office operating lease agreement in Tel Aviv starting January 1, 2022 for a period of one year. Monthly lease payments according to the lease are approximately $7 thousand, linked to the Israeli Consumer Price Index (“CPI”). On November 2022, the Company entered into an operating lease agreement for an additional office space at the same building for a period of one year, with monthly lease payments of approximately $5 thousand, linked to the CPI. Both agreements were extended several times for an additional period of one year- the first agreement ended in January 2025 and the second ended in October 2024. In June 2024, the Company entered into an operating lease agreement for an additional office space at the same building for a period of 15 months.

On November 1, 2024, the Company entered into an office operating lease agreement starting November 1, 2024 for a period of 2 years. Monthly lease payments according to the lease are approximately $18 thousand, linked to the Israeli Consumer Price Index (“CPI”). This lease agreement represents a modification of the previous lease and supersedes and terminates the previous lease agreements regarding the Company’s offices in Israel.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 19 — Leases (cont.)

The Company has the option to extend its lease agreement. In measuring the lease liability and the right-of-use asset, the Company took into account this option, since this option is reasonably certain to be exercised.

In February 2024, the Company entered into a lease of offices in New-York for a period shorter than 1 year, and has elected the short-term lease recognition exemption provided by ASC 842. The monthly lease payment is approximately $5 thousands. As a result, leases with a term of 12 months or less are not recorded on the balance sheet. Instead, lease payments for these short-term leases, are recognized as an expense on a straight-line basis over the lease term.

On November 6, 2024, the company entered into a car leasing agreement starting November 18, 2024 for a period of 3 years. Monthly lease payments according to the lease are approximately $1 thousand, linked to the Israeli Consumer Price Index (“CPI”).

On January 31, 2025, the company entered into a car leasing agreement starting January 31, 2025 for a period of 3 years. Monthly lease payments according to the lease are approximately $1 thousand, linked to the Israeli Consumer Price Index (“CPI”).

On April 30, 2025, the Company entered into a new lease of offices in New York for a period of two years. Monthly lease payments according to the lease are approximately $11 thousand.

B.	Right-of-use asset and lease liability balances

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Right of use asset	575	551
Lease liability	648	579

C.	Lease liability

Maturity analysis of the Company’s lease liability:

	December 31, 2025	December 31, 2024
	USD thousands	USD thousands
Less than one year	380	190
One to two years	268	206
Two to three years	—	183
Total	648	579

D.	Supplemental information related to operating leases:

	Year ended December 31, 2025	Year ended December 31, 2024
	USD thousands	USD thousands
Operating cash flows paid for operating leases	356	138
Weighted average of remaining lease term	20.54 months	36 months
Weighted average of discount rate	8.54%	9.56%

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 20 — Loss per Share

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares and redeemable preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all redeemable convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
Net loss	(12,819)	(15,610)
Deduct redeemable convertible preferred stock cumulative dividend	(687)	(570)
Net loss attributable to ordinary shareholders	(13,506)	(16,180)
Weighted average number of ordinary shares (thousands of shares), basic and diluted	745,257	748,188
Net loss per share attributable to ordinary shareholders, basic and diluted	(18.12)	(21.62)

In computing diluted loss per share for the years ended December 31, 2025 and 2024, no account was taken of the potential dilution that could occur upon the exercise of warrants, options granted under employee stock compensation plans, and contingently issuable shares as well as the impact of the SAFE, Convertible notes and redeemable convertible preferred shares, amounting to 2,049,803 and 1,151,587 shares outstanding, as of December 31, 2025 and 2024, respectively, since they had an anti-dilutive effect on net loss per share.

Note 21 — Subsequent Events

A.	On January 8, 2026, the Company received $200 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or January 22, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note. As of the date of these financial statements, this note was due but was not yet repaid.

B.	On February 5, 2026, the Company received $1,000 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or February 18, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note. As of the date of these financial statements, this note was due but was not yet repaid.

Cyabra Strategy Ltd. and its subsidiary
Notes to Consolidated Financial Statements

Note 21 — Subsequent Events (cont.)

C.	On January 14, 2026, the Company received a bridge loan from the Bank in the amount of $524 thousand. The loan bears interest of 10.50% per year and was repaid on January 31, 2026.

D.	On February 5, 2026, Holdings entered into additional subscription agreements with certain investors providing for an additional $2.0 million private placement investment in Holdings. Such additional PIPE investment was entered into on substantially the same terms as the previously disclosed $6.0 million PIPE financing. As a result of the Additional PIPE Investment, the total committed PIPE financing has been increased to $8.0 million.

E.	On February 10, 2026, the board of directors of the Company approved a grant of a total of 18,200 options to the Company’s employees.

F.	On March 2, 2026, the Company received a bridge loan from the Bank in the amount of $131 thousand. The loan bears interest of 10.50% per year and will be repaid on March 16, 2026. The loan was repaid and received again, bearing an interest of 11% per year, and will be repaid on March 26, 2026.

G.	On March 9, 2026, the Company received $450 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 19, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.

H.	On March 13, 2026, the Company received $350 thousand promissory note from Alpha Capital Anstalt, bearing annual interest of 10%. The principal will be repaid with 50% of all gross revenues of the Company or proceeds from any financing, net of any reseller or broker fee, and the remaining unpaid principal will be repaid upon the earlier of the closing of the business combination with Trailblazer Merger Corporation I or March 27, 2026. The accrued interest will be repaid in cash in accordance with the terms of the note.